Exhibit 99.1

      Pope Resources Submits 25-Acre Gig Harbor Retail Site Plan

    POULSBO, Wash.--(BUSINESS WIRE)--March 22, 2005--Pope Resources (Nasdaq:POPEZ) announced today that its real estate subsidiary, Olympic Property Group (OPG), in conjunction with Costco Wholesale Corporation and Northwest Capital Investors (NCI), submitted detailed applications with the City of Gig Harbor for a 25-acre retail shopping center on OPG's Harbor Hill project. The applications submitted to the City are for site plan review and a binding site plan for a proposed Costco store and over five acres of additional multi-tenant retail space. In making the site plan submission, Jon Rose, president of OPG, said, "This is the first step in the entitlement process leading to the sale of a portion of the property, and the subsequent build-out of a new retail center on the site. The entitlement process is expected to conclude with completed construction of the new stores in approximately 12 to 18 months, depending upon various permit processing timelines."
    This sale will launch OPG's 320-acre Harbor Hill project in north Gig Harbor, a community that is just across the Tacoma Narrows Bridge from the city of Tacoma. The OPG project will include the Costco retail site, a 10-acre "village center" pedestrian oriented style of retail development, up to 72 acres of business park, and over 200 acres of residential development. The business park includes a previously announced YMCA of Pierce County project to construct a 60,000 to 80,000 square foot full-service YMCA family branch.

    About Pope Resources

    Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage over 640,000 acres of timberland and development property in Washington and Oregon. In addition, we provide forestry consulting and timberland management services to third-party owners and managers of timberland in Washington, Oregon, and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.orm.com.

    CONTACT: Pope Resources
             Tom Ringo, 360-697-6626
             Fax: 360-697-1156